Exhibit 3.6

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
MERRIMAN CURHAN FORD GROUP, INC.

Merriman Curhan Ford Group, Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

I.  That the Board of Directors of the Corporation has duly adopted a resolution proposing and declaring advisable an Amendment to the Certificate of Incorporation of the Corporation changing the name of the Corporation to “Merriman Holdings, Inc.” The resolution setting forth the proposed amendment is as follows:

RESOLVED, that the Certificate of Incorporation of Merriman Curhan Ford Group, Inc. be amended effective as of 12:01 a.m. August 16, 2010 by changing the Article thereof numbered “FIRST” so that, as amended, said Article shall be and be read as follows:

FIRST: The name of this corporation is Merriman Holdings, Inc.

II.  That on August 10, 2010, the aforesaid amendments were duly adopted by shareholder vote in accordance with the applicable provisions of Section 242 and Section 211 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by its authorized officer this 10th day of August, 2010.

By:	/s/ D. Jonathan Merriman
D. Jonathan Merriman
Chief Executive Officer